Artisan Partners Asset Management Inc. Reports April 2020 Assets Under Management
Milwaukee, WI - May 11, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of April 30, 2020 totaled $106.8 billion. Separate accounts1 accounted for $56.9 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $49.9 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of April 30, 2020 - ($ Millions)
Growth Team
Global Opportunities	$18,580
Global Discovery	862
U.S. Mid-Cap Growth	10,630
U.S. Small-Cap Growth	3,713
Global Equity Team
Global Equity	1,887
Non-U.S. Growth	19,465
Non-U.S. Small-Mid Growth	2,711
U.S. Value Team
Value Equity	2,710
U.S. Mid-Cap Value	3,009
International Value Team
International Value	17,681
Global Value Team
Global Value	15,005
Select Equity	13
Sustainable Emerging Markets Team
Sustainable Emerging Markets	412
Credit Team
High Income	3,750
Developing World Team
Developing World	4,098
Thematic Team
Thematic	1,493

Other Assets Under Management[2]	739
Total Firm Assets Under Management ("AUM")	$106,758
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.
ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.